Exhibit 21.01

                              List of Subsidiaries


       Name                                                      Percentage
       ----                                                      ----------
       1. eRoomSystem Services, Inc., a Nevada corporation          100%
       2. eRoomSystem SPE, Inc., a Nevada corporation               100%
       3. RSi BRE, Inc., a Nevada corporation                       100%